AGREEMENT RELATING TO THE TRANSFER OF THE MIOXAL PRODUCT

This AGREEMENT RELATING TO THE TRANSFER OF THE MIOXAL PRODUCT (this "Agreement") is made as of November 7, 2022, by and between **Innovation1 Biotech, Inc.**, a Nevada corporation formerly known as Gridiron BioNutrients, Inc. ("IVBT"), and **Ingenius Biotech S.L.**, a corporation organized under the laws of Spain ("Ingenius").

WHEREAS, Ingenius is a party to that certain Purchase Agreement (the "Purchase Agreement"), dated September 10, 2021, by and between Ingenius and ST Biosciences Ltd. a corporation organized under the laws of England and Wales ("STB"), whereby STB agreed to purchase the Transferred Assets (as defined in the Purchase Agreement) from Ingenius;

WHEREAS, the Purchase Agreement and all of STB's rights, interests and obligations thereunder and the Transferred Assets, were assigned by STB to IVBT on November 9, 2021 pursuant to that certain Amended and Restated Asset Purchase Agreement, dated as of November 8, 2021, by and between STB and IVBT; and

WHEREAS, IVBT wishes to sell, transfer and assign back to Ingenius, and Ingenius wishes to purchase and accept the transfer and assignment of, the Transferred Assets from IVBT pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Purchase and Sale; Consideration.

(a) At the Closing (as defined below), IVBT shall:

(i) sell, assign, transfer, convey and deliver to Ingenius the Transferred Assets, WHERE IS, AS IS, with no representations or warranties whatsoever (whether oral or written); and

(ii) (ii) issue or cause to be transferred 350,000 shares of the common stock, par value $0.001 per share, of IVBT (the "Shares") to Ingenius (the Shares will be issued/transferred to Seller pursuant to an exemption from the registration requirements under the Securities Act of 1933, as amended, and will accordingly bear applicable restricted securities legends).

(b) As consideration for the sale, assignment, transfer, conveyance and delivery of the Transferred Assets and the Shares to Ingenius, Ingenius hereby provides the full release of the IVBT Parties (as defined below) of all of IVBT's obligations and liabilities under the Purchase Agreement as specified in Section 3 hereof and the indemnification protection pursuant to Section 4 hereof and hereby further agrees to:

(i) pay to IVBT, in immediately available U.S. funds to an account designed in writing by IVBT, the amount of $100,000.00 within three business days of the earlier to occur of (x) Ingenius' sale, assignment, license or other transfer of all or any portion of the Transferred Assets to a third party, or (y) Ingenius' first sale or other commercialization of the Products (as defined in the Purchase Agreement); and

(ii) pay to IVBT a royalty equal to 5.0% of Worldwide Net Sales (as defined below) of the Products commencing on the first sale of Product by Ingenius or any third

party and ending upon the 18-month anniversary of the expiration of the last to expire of any patent covering the Products.

For purposes of this Agreement, the term "Worldwide Net Sales" means the gross sales or other consideration from the sale of the Products anywhere in the world less the sum of actual cost of freight charges or freight absorption, separately stated in such invoice, actual trade, quantity or cash discounts allowed, if any; and sales taxes, tariff duties and/or use taxes separately stated on each invoice.

2. Closing. The closing of the transactions contemplated hereby (the "Closing") shall take place immediately following the execution and delivery of this Agreement on the date hereof (the "Closing Date"). The following actions have been taken or will be taken simultaneously with the Closing:

(a) The board of directors (or other governing body) of each of IVBT and Ingenius shall have approved the execution, delivery and performance of this Agreement and the transactions contemplated hereby;

(b) Each of IVBT and Ingenius shall have executed and delivered: (i) a bill of sale evidencing the transfer and assignment of the Transferred Assets from IVBT to Ingenius; and (ii) assignment agreements in recordable form evidencing the transfer and assignment of the intellectual property comprising part of the Transferred Assets, in each case in form and substance reasonably satisfactory to Ingenius; and

(c) IVBT shall have instructed its transfer agent in writing to issue / recognize the transfer of the Shares to Ingenius via book-entry in IVBT's stock ledger.

3. General Release by Ingenius. Ingenius, on behalf of itself and on behalf of its successors, and assigns (collectively referred to as the "Ingenius Parties"), hereby forever releases and discharges IVBT and any and all of its past, present and future affiliates, agents, officers, directors, managers, employees, owners, legal representatives, predecessors, successors, and assigns and any and all entities in which IVBT may have a direct or indirect ownership interest (collectively, the "IVBT Parties"), from all actions, causes of action, claims, suits, liabilities, obligations, debts, costs, expenses, penalties, fines, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, losses, damages, omissions, promises, judgments, extents, executions, and demands whatsoever (collectively, "Claims") (upon any legal or equitable theory, whether based on any federal, state, local or international constitution, statute, ordinance, regulation, common law, court decision or otherwise), whether known or unknown, asserted or unasserted, which any of the Ingenius Parties ever had, now have, or hereafter may have against any of the IVBT Parties by reason of any actual or alleged act, omission, transaction, practice, policy, conduct, occurrence and/or other matter from the beginning of the world up to and including the date of the Closing, including, without limitation, under or pursuant to the Purchase Agreement. Ingenius hereby agrees to forever forebear making any Claim against any of the IVBT Parties in any jurisdiction. Notwithstanding any of the above, this release specifically excludes and does not apply to claims based upon or arising out of any breach (or alleged breach) of this Agreement.

4. Indemnification by Ingenius. From and after the Closing, Ingenius shall indemnify, defend and hold harmless IVBT and the IVBT Parties from and against any and all Claims, including, without limitation, reasonable legal fees and the cost of enforcing any right of indemnification hereunder (collectively, "Losses"), to the extent arising or resulting from (i) the Purchase Agreement, (ii) the operation of the Transferred Assets, including, without limitation, Claims relating to product liability and product warranty in connection with products sold, distributed or made available following the Closing; and (iii) all taxes

attributable or resulting from the transfer of the Transferred Assets hereunder or operation of the Transferred Assets following the Closing.

5. Fees and Expenses. Each party shall bear and pay all fees, costs and expenses that it incurs with respect to this Agreement and the consummation of the transactions contemplated hereby.

6. Governing Law; Venue. This Amendment, and all matters arising out of or relating to this Amendment, are governed by, and construed in accordance with, the laws of the State of New York without regard to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of New York. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state courts of New York and to the jurisdiction of the United States District Court for the Eastern District of New York, for the purpose of any action or proceeding arising out of or relating to this Agreement and each of the parties hereto irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any New York State or Federal court sitting in either First or Second District of New York. Each of the parties hereto agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party further agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding brought before the state courts of the State of New York or before any United States District Court for the Eastern District of New York, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the transactions contemplated by or the subject matter of this Agreement may not be enforced in or by such court.

Notwithstanding anything in this Section 6, Ingenius each agrees that, if any proceeding is commenced against any IVBT Party by any person or entity in or before any court or other tribunal anywhere in the world, then such IVBT Party may proceed against Ingenius in or before such court or other tribunal with respect to any indemnification claim, released claim or other claim, as applicable, arising directly or indirectly from or relating directly or indirectly to such proceeding or any of the matters alleged therein or any of the circumstances giving rise thereto.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

7. Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the parties hereto.

8. Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) when delivered by hand; (b) on the day sent by e-mail provided that the sender has received confirmation of successful transmission as of or prior to 5:00 p.m. local time of the intended recipient on such day; (c) the first business day after sent by e-mail (to the extent that the sender has received confirmation of successful transmission after 5:00 p.m. local time of the intended recipient on the day sent by e-mail); (d) if sent by registered, certified or first class mail, the third business day after being sent; and (e) if sent by overnight delivery via a national courier service, one business day after being sent, in each case to the address or electronic mail address set forth beneath the name of such party below (or to such other address or e-mail

address as such party shall have specified in a written notice given to the other parties hereto):

if to IVBT:

Innovation1 Biotech, Inc.
40 Wall Street, Suite 2701
New York, New York 10005
Attention: Jeffrey Kraws
Email: jkraws@innovation1bio.com

with a copy (which shall not constitute notice) to:

Meister Seelig & Fein LLP
125 Park Avenue, 7th Floor
New York, NY 10017
Attention: Louis Lombardo
E-mail: LL@msf-law.com

if to Ingenius:

Ingenius Biotech S.L.
Av. Maria Zambrano 31
Edf. WTCZ
Tº Oeste, Pltª15, 50018, Zaragoza, Spain
Attention: Miguel Angel Perez Lopez, Administrator
Email: marketing@ingeniusbiotech.com

9. Further Actions. From and after the date of this Agreement, without any further consideration, each party shall cooperate with the other parties and shall execute and deliver such documents and take such other actions as such other party may reasonably request (prior to, at or after the Closing) for the purpose of evidencing the transactions contemplated by this Agreement.

10. Specific Performance. Each party acknowledges and affirms that in the event of another party's breach of this Agreement, money damages may be inadequate and the initial party may have no adequate remedy at law. Accordingly, each party agrees that each other party shall have the right, in addition to any other rights and remedies existing in its favor, to seek to enforce its rights and each other party's obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief.

11. Counterparts and Exchanges by Electronic Delivery. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

12. Entire Agreement. This Agreement sets forth the entire understanding of the parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter thereof.

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the first date written above.

INNOVATION1 BIOTECH INC.

By: DocuSigned by: [signature] AAF17EAD77EF4D4...
Name: Jeffrey J. Kraws
Title: Chief Executive Officer

INGENIUS BIOTECH S.L.

By: DocuSigned by: [signature] ADCA24D70D054CE...
Name: Ruben Monleon Sancho
Title: Chief Executive Officer